July 22, 2009

Board of Directors
German American Bancorp, Inc.
711 Main Street
Jasper, Indiana  47546-3042

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to German American Bancorp, Inc., an Indiana corporation (the "Company"), in connection with the registration of the issuance and sale of up to 1,000,000 common shares (together with accompanying preferred stock purchase rights) (the "Shares"), covered  by the Company's Registration Statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "1933 Act") in connection with the Company's 2009 Long Term Equity Incentive Plan and 2009 Employee Stock Purchase Plan (the "Plans").  Unless otherwise defined herein, capitalized terms used shall have the meaning assigned to them in the Registration Statement.

In connection therewith, we have investigated those questions of law we have deemed necessary or appropriate for purposes of this opinion.  We have also examined originals, or copies, certified or otherwise identified to our satisfaction, of those documents, corporate or other records, certificates and other papers that we deemed necessary to examine for the purpose of this opinion, including:

1.	The Registration Statement, in the form in which it was signed by the Company on the date hereof and will be filed with the Securities and Exchange Commission (the Commission") under the 1933 Act;

2.	A copy of the Restatement of the Articles of Incorporation of the Company, together with all amendments thereto;

3.	A copy of the Restated Bylaws of the Company, as amended to date;

4.	Resolutions relating to the approval of the Plans adopted by the Company's Board of Directors on March 2, 2009, and the Company's shareholders on May 14, 2009 (the "Resolutions"); and

German American Bancorp, Inc.
February 10, 2009

5.	Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

We have also relied, without investigation as to the accuracy thereof, on other certificates of and oral and written communication from public officials and officers of the Company.

For purposes of this opinion, we have assumed (i) the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies; (ii) that  the Resolutions have not been and will not be amended, altered or superseded before the filing of the Registration  Statement; and (iii) that no changes will occur in the applicable law or the pertinent facts before the filing of the Registration Statement.

Based upon the foregoing and subject to the qualifications set forth in this letter, we are of the opinion that the Shares are duly authorized and, if and when issued and delivered in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration  Statement and to the filing of a copy of this opinion as Exhibit 5 to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/   ICE MILLER LLP